CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1/Amendment No. 374 to Registration Statement Nos. 333-209057/811-08306 on Form N-4 of our reports dated February 24, 2016, relating to the consolidated financial statements and financial statement schedules of MetLife, Inc. and subsidiaries ("MetLife") and the effectiveness of MetLife's internal control over financial reporting, both appearing in the Annual Report on Form 10-K of MetLife for the year ended December 31, 2015, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 25, 2016